EXHIBIT 5.1

                        [LETTERHEAD OF O'NEILL & COMPANY]

February 4, 1998                                                     3046

TURBODYNE TECHNOLOGIES INC.
21700 Oxnard Street
Suite 1550, Warner Center
Woodland Hills, California
91367

Ladies and Gentlemen:

RE:  TURBODYNE TECHNOLOGIES INC. (THE "COMPANY")
     - FORM S-8 REGISTRATION STATEMENT
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At your request, we have examined the Registration Statement on Form S-8 (the
"Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Turbodyne Technologies Inc., a Canadian federal corporation (the "Company"), in order to register under the Securities Act of 1933, as amended (the "Act"), the following common shares of Common Stock, no par value of the Company (the "Shares"):

 (a) 2,840,000 shares of Common Stock, no par value (the "Option Plan Shares") of the Company issuable pursuant to options granted pursuant to the Company's 1997 Stock Option Plan (collectively the "Plan").

 (b) 231,000 shares of Common Stock, no par value of the Company issuable at an exercise price of $7.13 Cdn ($4.93 US, at a conversion ratio of $0.6908 Canadian dollars per US dollar) pursuant to option agreements between the Company and certain optionees dated February 27, 1996.

 (c) 475,000 shares of Common Stock, no par value of the Company issuable at an exercise price of $9.00 Cdn ($6.22 US per share, at a conversion ratio of $0.6908 Canadian dollars per US dollar) pursuant to option agreements between the Company and certain optionees dated September 3, 1996.

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 (d) 305,000 shares of Common Stock, no par value of the Company issuable at an exercise price of $9.00 Cdn ($6.22 US per share, at a conversion ratio of $0.6908 Canadian dollars per US dollar) pursuant to option agreements between the Company and certain optionees dated September 12, 1996.

 (e) 480,000 shares of Common Stock, no par value of the Company issuable at an exercise price of $4.50 US pursuant to option agreements between the Company and certain optionees dated January 6, 1997.

 (f) 230,000 shares of Common Stock, no par value of the Company issuable at an exercise price of $4.75 Cdn ($3.29 US per share, at a conversion ratio of $0.6908 Canadian dollars per US dollar) pursuant to option agreements between the Company and certain optionees dated August 17, 1995.

     We are of the opinion that the Option Plan Shares to be issued pursuant to options granted by the Company under the Plan have been duly authorized and upon issuance and sale in conformity with options granted under the Plan, the Option Plan Shares will be validly issued, fully paid and non-assessable. We are of the opinion that the Shares to be issued pursuant to exercise of options not granted pursuant to the Plan have been duly authorized and upon exercise of such options and payment in full of the exercise price in accordance with the terms of such options, such Shares will be validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof.

Yours truly,


/S/ MICHAEL H. TAYLOR

MICHAEL H. TAYLOR

/dml

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